UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 18, 2018

CITIZENS FINANCIAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36636	05-0412693
(State or other jurisdiction of incorporation )	(Commission File No.)	(IRS Employer Identification No.)

One Citizens Plaza Providence, RI		02903
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code: (401) 456-7000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 under the Securities Act (17 CFR 230.405) or Rule 12b-2 under the Exchange Act (17 CFR 240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 18, 2018, Citizens Financial Group, Inc. (the “Company” or “Citizens”) appointed Jack Read as Controller and Chief Accounting Officer, effective August 11, 2018. Mr. Read, who will join Citizens on July 19, 2018, will replace Randall J. Black who will be leaving Citizens to pursue other interests.

Mr. Read, age 50, most recently was the Head of Operational Risk for the Americas at Mitsubishi UFJ Financial Group, Inc. (“MUFG”), a role he held since 2016. Prior to that, Mr. Read was Head of Financial Operations for the Americas and Corporate Tax Director at MUFG, serving in each of those roles for two years. Prior to joining MUFG in 2010, Mr. Read was at JP Morgan Chase, where he served as Director of Special Taxes.

Mr. Read entered into an employment agreement with the Company on June 18, 2018. Mr. Read’s employment agreement provides that he will have an annual base salary of $450,000 and a variable compensation opportunity of $550,000 (which is guaranteed for the 2018 performance year). In addition, he will receive a buy-out award with an approximate value of $530,000 in consideration for awards from his previous employer that will be forfeited as a result of his resignation, which will be granted in the form of restricted stock units. Mr. Read will also be eligible to receive relocation benefits under the Company’s executive relocation policy.

Mr. Read is subject to restrictive covenants prohibiting solicitation of employees, and solicitation and interference with customers and prospective clients, in each case, for twelve months following the termination of his employment with the Company for any reason, and a confidentiality covenant of perpetual duration. The Company can terminate his employment at any time and for any reason and Mr. Read can resign upon providing 60 days written notice.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CITIZENS FINANCIAL GROUP, INC.

By:	/s/ Stephen T. Gannon
Stephen T. Gannon
Executive Vice President, General Counsel and Chief Legal Officer

Date: June 21, 2018